Exhibit 10.23
Confidential
SERVICES AGREEMENT
This SERVICES AGREEMENT (this “Agreement”) is entered into as of December 12, 2023 by and between Starboard Value LP, a Delaware limited partnership (“Starboard”), and Acacia Research Corporation, a Delaware corporation (“Acacia”).
RECITALS
WHEREAS, Starboard and its affiliates1 have extensive knowledge and insight regarding investing in publicly-traded U.S. equities;
WHEREAS, Acacia desires to avail itself of the experience, sources of information, assistance and resources available to Starboard, and desires to have Starboard perform for it various strategic advisory services, including trade execution, identification of strategic opportunities and due diligence services; and
WHEREAS, Starboard is willing to provide such services on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:
1.Appointment; Services; Limitations on Starboard Authority.
(a)Appointment as Adviser. Acacia hereby appoints Starboard as its adviser on a non-discretionary basis with respect to the Services (as defined below), and Starboard hereby agrees to act as adviser, in each case subject to the terms and conditions set forth in this Agreement.
(b)Services. Starboard may provide to Acacia and certain of its subsidiaries identified by Acacia the following services (collectively, the “Services”); which, Services shall be performed at Acacia’s request and in Starboard’s discretion; provided that, Starboard may decline a request from Acacia if in Starboard’s sole discretion such request would conflict with or be damaging to Starboard’s business or if such request is unduly burdensome with respect to the amount of time and resources required to fulfill such request:
(i)assisting Acacia management with respect to the identification, consideration, due diligence and valuation of acquisition targets (whether or not such acquisition is consummated) and other actual or prospective investments (each, a “Portfolio Company”);
(ii)to the extent applicable, coordinating and liaising with other advisors engaged by Acacia in connection with any Portfolio Company;
(iii)to the extent applicable, providing advice regarding the terms and conditions of, negotiations with respect to, and the capital structure approach and financing strategy for, Portfolio Companies;
(iv)to the extent applicable, seeking to source and provide recruiting assistance and due diligence on individuals to serve as directors or officers of Portfolio Companies, and the evaluation of the performance of such directors and officers following completion of any such transaction;
1 The term “affiliate”, as used in this Agreement, shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall be deemed to include any investment fund or account managed by Starboard.

Active 104557156.19

(v)provide advice regarding the optimal pricing and timing to make trades in securities including common and preferred stock, derivatives, futures, warrants, rights, options, bonds, debentures and other debt obligations, whether such trades are long or short positions;
(vi)execute trades on behalf of Acacia in accordance with the Authorized Instructions (defined below) provided by Acacia; provided that trades made pursuant to the Services are expected to be ordered by Acacia, placed through brokers with which Acacia has established accounts, and held on Acacia’s balance sheet; and provided, further, that such trades shall be made consistently with activities authorized under the federal securities laws to be performed by persons who are not registered as broker dealers with the Securities and Exchange Commission; and
(vii)performing such other services relating to investment research, due diligence and execution, evaluation of personnel, and any other services as may be reasonably requested by Acacia from time to time.
(c)Authorized Instructions. All directions and instructions to Starboard from Acacia regarding trade execution shall be in writing and approved by Acacia’s Chief Executive Officer or other such authorized individuals (email being sufficient for these purposes) and transmitted as provided in Section 15 (“Authorized Instructions”). Starboard personnel trading on behalf of Acacia shall have discretion with respect to the specific timing of such trades except as otherwise set forth in the Authorized Instructions. Authorized Instructions shall only be considered received and valid upon written confirmation from Starboard’s authorized traders, and Starboard shall only comply with such Authorized Instructions upon such acknowledged receipt of same. Starboard will comply with such Authorized Instructions except to the extent Starboard reasonably believes that such Authorized Instructions (i) are or may be contrary to applicable law or any applicable contractual or other restrictions to which Starboard or any of Acacia’s assets are subject, (ii) would be inadvisable or would reasonably be expected to have an adverse impact on any fund or client advised by Starboard or (iii) could result in short-swing profit disgorgement under the Exchange Act. If Starboard elects not to comply with any Authorized Instruction for one or more of the foregoing reasons, Starboard shall notify Acacia of such election as soon as practicable.
(d)Limitations on Starboard Authority. Notwithstanding anything contained herein to the contrary, in connection with the performance of the Services, (i) Starboard shall not have the right to legally bind Acacia or any subsidiary thereof, except pursuant to Authorized Instructions, and, without limitation of the foregoing, any determination by Acacia or any subsidiary thereof to pursue, enter into or consummate any acquisition or investment shall be made solely by Acacia, (ii) at all times, Starboard shall be subject to the custody limitations set forth in Section 2, and (iii) Starboard may facilitate any investment with a group of buyers (including Acacia), which group may include affiliates of Starboard; provided that (x) any such group shall be governed by the terms of the applicable group agreement, (y) Starboard will not have the authority to bind Acacia to such a group, and (z) solely with respect to Acacia, all advice provided in connection with such group activity will be undertaken on a non-discretionary basis.
(e)Other Engagements. For the avoidance of doubt, nothing in this Agreement shall prohibit Acacia from engaging persons other than Starboard to provide the Services. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prevent or otherwise restrict Acacia from seeking or consummating investments that Acacia, in its sole discretion, determines to pursue.
2.Custody of Assets. Acacia shall instruct the Custodian (as defined below) to take any and all actions required to maintain Acacia’s custodial account (the “Account”) in a manner that enables the Custodian to separately account for Acacia’s assets covered by this Agreement, and transactions with respect thereto. Ownership of assets in the Account shall remain with Acacia. Except as expressly authorized in this Agreement, Starboard shall not, under any circumstances, take, or have the legal ability to take, possession, custody, title or ownership of any of Acacia’s assets managed pursuant to this Agreement. Starboard shall not have the right to have securities in the Account registered in its own name or in the name or any of its affiliates, nor shall Starboard in any manner acquire or take possession of any income or proceeds distributable by reason of selling, holding or

2

controlling any of Acacia’s assets in the Account. Accordingly, Starboard shall have no responsibility with respect to the collection of income, reclamation of withheld taxes, physical acquisition, or the safekeeping of Acacia’s assets. All such duties of collection, physical acquisition, or safekeeping shall be the sole obligation of the Custodian. “Custodian” means any person charged with the safekeeping of Acacia’s assets covered by this Agreement and having such powers, duties and rights as set forth in a custody agreement between Acacia and such person (on the date hereof, BTIG, LLC). Additionally, Acacia shall ensure that any current or future accounts (e.g., any prime brokerage or additional custodial accounts or any accounts used to hold over-the-counter securities) which have assets covered by this Agreement shall be maintained in a manner that enables the person managing such account to separately account for Acacia’s assets covered by this Agreement, and transactions with respect thereto.
3.Starboard Activities; Investment Professionals; Board Designees.
(a)Starboard Investments. Acacia acknowledges that, when providing Services as set forth in this Agreement, Starboard may be subject to a number of conflicts of interest. When a conflict of interest arises, Starboard will endeavor to ensure the conflict is resolved in a fair and equitable manner. Starboard represents that it has in place policies and procedures that it believes are reasonably designed to identify and resolve actual and potential conflicts of interest. To the extent that Starboard or Acacia has actual knowledge that the other party is evaluating or considering an investment in the same Portfolio Company, the parties shall use commercially reasonable efforts to evaluate and resolve the potential conflict, which may include, but is not limited to, entering into a group agreement (if mutually agreed in each party’s own discretion). As a result, Acacia acknowledges and agrees that it may not receive as great an allocation of executed trades as it otherwise would have. Notwithstanding the foregoing, Starboard is not obligated to present Acacia with any potential investment or to provide Acacia trade execution for any investment including where such investments would be suitable for Acacia. Depending on the circumstances, Starboard may allocate certain investments in a disproportionate basis and/or may allocate all of certain investments to other clients.
(b)Access to Starboard Investment Professionals. In connection with the Services, Starboard agrees to make its investment professionals reasonably available to Acacia (including for telephonic, electronic or in person meetings, as reasonably requested by Acacia) at mutually convenient times; provided that Starboard’s inability to make an investment professional available to Acacia shall not be considered a material breach of this Agreement.
(c)Starboard Board Designees. The parties hereto acknowledge that, as of the date hereof, Jonathan Sagal is a member of the Board of Directors of Acacia (the “Acacia Board”) and a member of the Acacia Board’s Strategic Committee, which is responsible for reviewing and approving certain investments made by Acacia, and Gavin Molinelli serves as the Chair of the Acacia Board (Jonathan Sagal and Gavin Molinelli, and any present or future employee or partner of Starboard or its affiliates who provides services to the Acacia Board or its committees under this Agreement, a “Starboard Board Designee”). The terms and conditions set forth in this Agreement are not applicable to any actions taken or not taken by any Starboard Board Designees in their capacity as such, who shall continue to carry out their duties as members of the Acacia Board in accordance with applicable law, their fiduciary duties and the policies and procedures established by Acacia from time to time. The parties hereto acknowledge and agree that any actions taken or not taken by the Starboard Board Designees, in their capacity as members of the Acacia Board, including but not limited to the oversight of the business and operations of Acacia and its subsidiaries and participation in the consideration, evaluation, negotiation and execution of potential transactions (collectively, the “Director Activities”), shall not be imputed to or be deemed to be the responsibility of or supervised by Starboard or its affiliates and shall not be deemed to be Services performed hereunder.
(d)Other Starboard Activities. Nothing in this Agreement shall be construed to limit the ability of Starboard or its affiliates to pursue, investigate, analyze, invest in, or engage in investment advisory or any other business relationships with entities other than Acacia, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of Acacia, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to Acacia, or may have been independently identified by Acacia as investments. Acacia agrees that Starboard may give advice and

3

take action in the performance of its duties with respect to any of its other clients or with respect to its officers or employees which may differ from advice given or the timing and nature of action taken pursuant to this Agreement even though the investment programs or objectives may be the same or similar.
(e)Starboard Ownership Interest in Acacia. Nothing in this Agreement shall be construed to limit the ability of Starboard or its affiliates to invest in Acacia, manage their investment in Acacia or otherwise exercise their voting and other rights pursuant to their holdings in Acacia; provided that, for the avoidance of doubt, Starboard acknowledges and agrees that such investments, management thereof and exercise of voting and other rights pursuant thereto are subject to Acacia’s governing documents, other agreements between Acacia and Starboard and applicable law.
4.No Fees. The Services shall be provided free of charge to Acacia, and neither Starboard nor any affiliate thereto shall be entitled to any separate or additional compensation for any such Services, except for such reimbursements as are set forth in Section 5 below.
5.Acacia Expenses.
(a)Acacia shall bear full responsibility for all reasonable out of pocket expenses incurred by Starboard or its affiliates arising directly out of the Services provided or to be provided hereunder. Acacia shall pay for such expenses directly; provided that to the extent that Starboard incurs such reasonable out of pocket expenses on Acacia’s behalf or Starboard’s or its affiliates’ out-of-pocket expenses increase as a direct result of the Services, Acacia shall in each case reimburse Starboard on a monthly basis for such expenses (without markup); provided, that, Starboard sends reasonable supporting documentation for such expenses. Such expenses may include, but are not limited to, investment and trade-execution related expenses (including brokerage commissions, custodial fees, expenses relating to short sales, clearing and settlement charges, and bank service fees and interest expenses); legal and compliance expenses (including fees and expenses of external attorneys, to the extent such cost is attributable to work performed in connection with the Services); auditing and tax preparation expenses; insurance expenses; regulatory expenses and the costs of preparing and filing required regulatory filings related to or arising from the investments made for Acacia hereunder. With respect to expenses incurred in connection with each party’s negotiation of this Agreement (including the costs of preparing and filing required regulatory filings related to or arising from this Agreement) (the “Initial Expenses”), Acacia shall (i) reimburse all of Starboard’s reasonable out-of-pocket Initial Expenses and (ii) bear full responsibility for its own Initial Expenses. For the avoidance of doubt, under this Agreement, in no case will Acacia be responsible for any personnel, human capital or general overhead expenses of Starboard or its respective employees, officers, directors, consultants, auditors, advisers or other representatives, in each case who are subject to confidentiality obligations (collectively, “Representatives”). Any expenses charged pursuant to this Section 5 shall be reviewed and approved or ratified by Acacia’s Audit Committee.
(b)At least annually, Starboard and Acacia shall review the scope of expenses incurred hereunder during the preceding calendar year to confirm such expenses (i) have been charged to the appropriate party, (ii) are reasonable in amount, (iii) are directly related to the Services and (iv) to estimate expenses to be incurred in the following calendar year. Any potential discrepancies will be promptly investigated, and to the extent necessary, improperly charged expenses will be reallocated appropriately. Starboard and Acacia may each consult with outside counsel or other consultants (at their own expense) to the extent necessary to determine whether a particular expense was appropriately charged.
6.Compliance Requirements. Each of Starboard and Acacia shall ensure that their respective personnel are subject to, and each of Starboard and Acacia shall implement, compliance policies and procedures reasonably designed to comply with the U.S. federal securities laws applicable to their respective business.
7.Representations and Warranties of Starboard. As of the date of this Agreement and continuing throughout the term of this Agreement, Starboard hereby represents and warrants to Acacia that:

4

(a)Starboard is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)This Agreement constitutes a legal, valid and binding obligation of Starboard, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)Starboard has full power and authority to do and perform all acts contemplated by this Agreement.
(d)Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Starboard’s obligations hereunder will conflict with, or result in a breach of, any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Starboard or any of its affiliates, (ii) organizational documents of Starboard or any of its affiliates or (iii) any agreement to which Starboard or its affiliates is a party or by which it or its affiliates may be bound, in each case under clauses (i)-(iii) that would reasonably be expected to materially impair the ability of Starboard or its affiliates to perform under this Agreement.
(e)There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Starboard, threatened against or contemplated by any governmental agency, which in each case could reasonably be expected to materially impair the ability of Starboard or its affiliates to perform under this Agreement.
8.Representations and Warranties of Acacia. As of the date of this Agreement and continuing throughout the term of this Agreement, Acacia hereby represents and warrants to Starboard that:
(a)Acacia is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)This Agreement constitutes a legal, valid and binding obligation of Acacia, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)Acacia has full power and authority to do and perform all acts contemplated by this Agreement.
(d)Neither the execution and delivery of this Agreement, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of Acacia’s obligations hereunder will conflict with, or result in a breach of, any of the terms, conditions or provisions of (i) any federal, state or local law, regulation, order, regulatory guidance or agreement, or rule applicable to Acacia or any of its affiliates, (ii) organizational documents of Acacia or any of its affiliates or (iii) any agreement to which Acacia or its affiliates is a party or by which it or its affiliates may be bound, in each case under clauses (i)-(iii) that would reasonably be expected to materially impair the ability of Acacia or its affiliates to perform under this Agreement.
(e)There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Acacia, threatened against or contemplated by any governmental agency, which in each case could reasonably be expected to materially impair the ability of Acacia or its affiliates to perform under this Agreement.

5

(f)Acacia acknowledges receipt of Part 2 of Form ADV of Starboard, on or before the date of this Agreement.
9.Exculpation and Indemnification.
(a)None of Starboard nor any of its affiliates, nor any of their respective members, managers, partners, directors, officers, or employees or the legal representatives of any of them (each, an “Indemnified Person”) shall be liable to Acacia for any acts or omissions relating to, arising out of, or in connection with the Services or this Agreement, unless such action or inaction was found, in each case by a final, non-appealable judicial order, to have been made in bad faith or to have constituted fraud, willful misconduct or gross negligence by an Indemnified Person, or for any act or omission relating to the performance of the Services of any broker or agent of Starboard or Acacia, provided that such broker or agent was selected, engaged or retained by Starboard in the absence of fraud, willful misconduct or gross negligence.
(b)To the fullest extent permitted by law, Acacia shall indemnify the Indemnified Persons against any loss, cost or expense suffered or sustained by an Indemnified Person by reason of (i) any actual or threatened action, proceeding or claim brought by a third party arising out of any acts, omissions or alleged acts or omissions relating to, arising out of, or in connection with the Services or this Agreement, including, without limitation, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred, in connection with the defense of any such actual or threatened action, proceeding, or claim, unless such acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim are based are found by a final, non-appealable judicial order to be made in bad faith or to constitute fraud, willful misconduct or gross negligence by such Indemnified Person, (ii) any subpoena received from a third party by any Indemnified Person relating to the performance of the Services or this Agreement, including any attorney’s fees or other costs or expenses incurred in connection therewith, and (iii) any actual or threatened action, proceeding or claim brought by a third party arising out of any acts or omissions, or alleged acts or omissions, of any broker or agent of any Indemnified Person taken in the performance of the Services, provided that such broker or agent was selected, engaged or retained by the Indemnified Person in the absence of fraud, willful misconduct or gross negligence. Each of Starboard and any Indemnified Person may consult with counsel and accountants in respect of matters relating to the Services and this Agreement, and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel and/or accountants, provided that they shall have been selected in the absence of fraud, willful misconduct or gross negligence.
(c)Acacia shall, in the sole discretion of Starboard, advance to an Indemnified Person reasonable attorney’s fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim brought by a third party arising out of such performance or non-performance (each, individually, a “Claim”); provided, that Starboard agrees, and each other Indemnified Person shall agree as a condition to any such advance, that in the event it receives any such advance, it shall reimburse Acacia for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 9. Starboard shall assume and control the defense of an Indemnified Person against any Claim brought by a third party; provided that, in respect of any Claim for which Acacia may be required to indemnify such Indemnified Person under this Section 9, Starboard (i) shall consult with Acacia with respect to, and Acacia may participate in, the defense against such Claim, (ii) shall retain counsel reasonably acceptable to Acacia and (iii) must receive the written consent of Acacia (such consent not to be unreasonably withheld) before entering into a binding settlement in respect of such Claim; and provided further that, in the event Acacia provides notice to Starboard that it desires to accept a proposed settlement in respect of such Claim Acacia may enter into such settlement upon receipt of the written consent of Starboard (such consent not to be unreasonably withheld).
(d)As soon as reasonably practicable following its determination that an action, proceeding or claim is indemnifiable by Acacia under this Section 9, Starboard agrees to use its best efforts to notify its insurance provider in respect of such action, proceeding or claim and, if and to the extent (i) such claim is not covered by Acacia’s Insurance, (ii) Starboard’s indemnifiable loss, cost or expense by reason therefore is reasonably expected to exceed the retention amount under Starboard’s

6

applicable insurance policies, and (iii) Starboard, in its sole discretion, determines that it is commercially reasonable and is in Starboard’s and its clients’ best interests to do so, Starboard agrees to seek insurance coverage for such action, proceeding or claim. For the avoidance of doubt, any recovery under such Starboard policies shall reduce any loss, cost or expense otherwise indemnifiable by Acacia hereunder but amounts not recovered (including the retention under such policies) shall not affect Acacia’s indemnification obligations hereunder. The parties further agree that an Indemnified Person’s rights to indemnification under this Section 9 shall not be subrogated to any insurance provider or other third party.
(e)Notwithstanding any of the foregoing to the contrary, the federal securities laws of the United States impose liability under certain circumstances even on persons who act in good faith, and nothing in this Section 9 constitutes a waiver or limitation of any rights Acacia may have under such laws.
(f)Starboard makes no warranties with respect to any advice provided pursuant to this Agreement or Deliverables (as defined below), including any information, data, opinions or projections therein (except for the use of good faith and reasonable diligence in the preparation thereof), and Acacia acknowledges that such items are subject to error. While Starboard will endeavor to provide high quality Services to Acacia, it does not make any commitment as to the outcome of any investments, including that any investments will be completed or that any such investment will generate positive returns. Since the decision to pursue any investment rests solely with Acacia, Starboard shall have no liability or obligation in connection with any action taken or omitted to be taken by Acacia in reliance on the Services. In addition, Acacia acknowledges and agrees that Starboard does not provide any tax, legal or accounting advice to Acacia, and Acacia shall obtain any such advice on its own.
10. Best Execution. If Starboard executes trades on behalf of Acacia, Starboard shall seek to obtain the best execution for such trades. In selecting which brokers to place trades with, Starboard shall take into account factors that it deems appropriate, including, but not limited to, rates of commissions and other expenses. Notwithstanding the foregoing, Starboard shall not place orders with any broker-dealer who is, or is an affiliate of, Starboard.
11.Termination. This Agreement shall commence on the date hereof and shall continue until terminated by the parties. Either party may terminate this Agreement, for any or no reason, upon written notice to the other party not less than 30 days prior to such termination. Such termination shall take effect upon the date set forth in such notice, provided that Starboard shall be entitled to reimbursement of all expenses incurred through such termination date in accordance with Section 5.
12.Ownership of Work Product. Starboard will own all materials shared with Acacia in connection with the performance of the Services (the “Deliverables”). Acacia may use the Deliverables for its own internal business operations and analysis in connection with the Services only and agrees that all Deliverables shall be treated as Starboard Confidential Information (as such term is defined in the Letter Agreement (defined below)). To the extent legally permissible under applicable law, Acacia shall ensure that any Deliverables that are disclosed pursuant to the Letter Agreement or Section 13 hereof, as applicable, shall not reference Starboard (without the prior written consent of Starboard). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Acacia may use the Deliverables to independently develop work product (the “Acacia Deliverables”), provided that such Acacia Deliverables shall not reference Starboard. Acacia Deliverables shall not be subject to the confidentiality provisions of the Letter Agreement. Notwithstanding anything contained herein to the contrary, Starboard does not convey any ownership in any intellectual property or related rights owned or licensed by Starboard and used in the performance of the Services, or the frameworks, methodologies, analytical tools and industry data and insights that may be used or developed by Starboard in the performance of the Services (the “Starboard IP”). Subject to the terms and conditions of this Agreement, Starboard grants to Acacia and its subsidiaries a worldwide, non-exclusive, fully-paid, royalty-free license to use the Starboard IP embedded in the Deliverables for Acacia’s and its affiliates and subsidiaries’ own internal business operations and analysis in connection with the Services only. Acacia acknowledges and agrees that all advice (written, such as Starboard IP and Deliverables, or oral) given by Starboard to Acacia in connection with the Services is intended solely for the benefit and use of

7

Acacia in connection with its assessment of prospective investments in Portfolio Companies which are the subject of the Services hereunder (e.g., recommended by Starboard, or on which Starboard has provided advice pursuant to this Agreement) and shall not be utilized other than in connection with the Services. Other than to the extent required to be reflected in Acacia Board and committee meeting minutes or as required by applicable law, no advice (written or oral) of Starboard hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose not specified in this Agreement, nor shall any public references to Starboard be made without its consent.
13.Confidentiality.
(a)Each party may be given access to Confidential Information from the other party in order to perform its obligations under this Agreement. The Receiving Party shall hold the Disclosing Party’s Confidential Information in confidence (using at least the same degree of care as it employs in maintaining in confidence its own proprietary and confidential information, but in no event less than a reasonable degree of care) and not, directly or indirectly, make the other’s Confidential Information available to any third party, or use the other’s Confidential Information for any purpose other than the implementation of this Agreement without the Disclosing Party’s prior written consent; provided that the Receiving Party may disclose such information to the Receiving Party’s Representatives. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.
(b)The confidentiality obligations of each party shall continue in force and survive the termination or expiration of this Agreement for a period of three (3) years.
(c)“Confidential Information” means all non-public information, in whatever form, furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) orally or in writing and identified as confidential or proprietary at the time of disclosure, or that by its nature should reasonably be assumed to be confidential or proprietary, and shall be deemed to include all data, reports, models, interpretations, forecasts and records, financial or otherwise, reflecting information about or concerning such Disclosing Party or a Portfolio Company or its subsidiaries that is not available to the public (including any computations, forecasts or analyses produced by the Disclosing Party using or incorporating publicly available information in addition to information not publicly available) and that the Disclosing Party or its Representatives make available to the Receiving Party and/or its Representatives as well as all notes, analyses, reports, models, compilations, studies, interpretations or other documents prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information made available to the Receiving Party or its Representatives. In addition, the name of a Portfolio Company or any subsidiary thereof, in its capacity as a potential target for investment, as well as the fact that Acacia and/or Starboard, as applicable, is considering an investment in such entity or that discussions are taking place between the parties hereto with respect to such entity shall be considered the Confidential Information of Acacia and/or Starboard, as applicable. The term Confidential Information shall not include information which (i) is or becomes publicly available other than as a result of disclosure by the Receiving Party in breach of this Agreement, (ii) was disclosed to the Receiving Party on a non-confidential basis from a third-party source other than the Disclosing Party, which the Receiving Party reasonably believes is not prohibited from disclosing such information as a result of an obligation in favor of the Disclosing Party, (iii) is developed by or on behalf of the Receiving Party independently of any disclosure of such information made by the Disclosing Party, or (iv) was disclosed with the written consent of the Disclosing Party. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Acacia Deliverables shall be the Confidential Information of Acacia and the Deliverables shall be the Confidential Information of Starboard subject to permitted use by Acacia in accordance with (and subject to the terms of) Section 12 hereof. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required to be disclosed by order of a court of competent jurisdiction, or by subpoena, summons or any other legal process, to reduce or eliminate withholding or other taxes or by applicable law; provided that, in the event that the Receiving Party is ordered by a court of competent jurisdiction, administrative agency or governmental body to disclose any Confidential Information, the Receiving Party shall (a) so long as legally permissible, promptly notify the Disclosing Party of such order (except in the case of routine exams, such as “sweeps”) and (b) at the written

8

request of the Disclosing Party, cooperate with the Disclosing Party, at the Disclosing Party’s sole expense, to diligently contest such order or to obtain a protective order or other confidential treatment.
(d)Except as otherwise expressly provided above, any information, including Confidential Information, for which Starboard is the Disclosing Party in connection with the performance of Services hereunder shall be treated as Starboard Confidential Information (as such term is defined in the Letter Agreement) and shall be subject in all respects to the terms of such Letter Agreement.
14.Independent Contractor. Acacia acknowledges and agrees that it is a sophisticated business enterprise and that Starboard has (i) been retained pursuant to this Agreement solely with respect to the matters set forth herein and (ii) shall not have any duties or obligations to Acacia in respect of the Services except as expressly provided in this Agreement. Starboard shall act as an independent contractor, and any duties of Starboard arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to Acacia.
15.Notice. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be emailed or sent via another electronic method (return receipt requested) to the address set forth below or to such other address as either party may from time to time specify to the other party by such notice hereunder.
To Starboard:
Starboard Value LP
c/o Starboard Value GP LLC
777 Third Avenue, 18th Floor
New York, New York 10017
All Matters
Attn: Lindsey Cara
Email: Compliance@starboardvalue.com
Authorized Instructions
Attn: Christian Mignone
Email: Trading@starboardvalue.com
Copy: Compliance@starboardvalue.com

To Acacia:
Acacia Research Corp.
767 Third Avenue, Suite 602
New York, New York 10017
Attn: Legal Department
Email: Compliance@acaciares.com

16.Miscellaneous.
(a)Assignment. No assignment (as that term is defined under the U.S. Investment Advisers Act of 1940, as amended) by either party of all or any portion of its rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the other party to this Agreement.
(b)Governing Law. This Agreement and all rights and liabilities of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

9

Each of the parties (a) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, in the event of any dispute or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, or otherwise relating to this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and irrevocably agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, or otherwise relating to this Agreement or the transactions contemplated hereby in any court other than the state and federal courts sitting in the State of Delaware, (d) agrees that process in any such proceeding may be served on such party anywhere in the world, whether within or without the jurisdiction of any such court and (e) IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A TRIAL BY JURY HEREUNDER.
(c)Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed amended to conform with such applicable law. Any provision hereof that is held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.
(d)Entire Agreement; Amendment; Waiver. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter; provided that, for the avoidance of doubt, the letter agreement between Starboard and Acacia dated April 14, 2022 (the “Letter Agreement”), and the Amended And Restated Registration Rights Agreement among Acacia and the investors party thereto dated as of February 14, 2023 shall remain in effect and shall not be superseded by this Agreement (except as expressly set forth herein). No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
(e)Execution in Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.
(f)Survival. The provisions of Sections 5, 9, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement in perpetuity (other than Section 13 which shall survive for three (3) years following such termination).
(g)Beneficiaries. This Agreement shall inure to the sole and exclusive benefit of the parties hereto and their permitted assigns. The obligations and liabilities under this Agreement shall be binding solely upon the parties hereto.
[Remainder of page intentionally left blank]

10

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

STARBOARD VALUE LP

By:
Name:
Title:

ACACIA RESEARCH CORPORATION

By:
Name:	Martin D. McNulty, Jr.
Title:	Interim Chief Executive Officer